Exhibit 99.1

news release

FOR MORE INFORMATION, CONTACT: Tom Noland Humana Corporate Communications 502-580-3674 Tnoland@humana.com

Regina Nethery Humana Investor Relations 502-580-3644 Rnethery@humana.com

Humana Names Bruce D. Broussard President;

Michael B. McCallister Continues as Chairman and CEO

Move is next step in long-term succession planning process; McCallister expected to retire as CEO in next 12 to 18 months

LOUISVILLE, Ky., November 4, 2011 — Humana Inc. (NYSE: HUM) announced today that, as the next step in the company’s long-term succession planning process, Bruce D. Broussard has been named President of the company, effective in December 2011. The company’s succession plan anticipates that Chairman of the Board and Chief Executive Officer Mike McCallister will retire as CEO in the next 12 to 18 months and that Broussard would become CEO at that time.

“As part of Humana’s long-term succession planning process, this step has been under consideration by the Board of Directors for more than a year,” McCallister said. “Bruce Broussard brings significant CEO experience in the health industry to Humana along with superb operational and financial leadership skills. I’m confident he will prove to be a leader that continues and enhances the success we’ve had over the past decade.”

Broussard, 49, was Chief Executive Officer of McKesson Specialty Health, a $9 billion subsidiary of McKesson, Inc., formed from the merger of McKesson Specialty and US Oncology in December 2010. He was Chairman of the Board and CEO of US Oncology, Inc., as a stand-alone organization prior to the McKesson purchase.

news release

He has a wide range of executive leadership experience in publicly traded and private organizations within a variety of healthcare sectors including oncology, pharmaceuticals, assisted living/senior housing, home care, physician practice management, surgical centers and dental networks.

“As CEO of US Oncology, Bruce worked closely with the Centers for Medicare and Medicaid Services, which is invaluable given Humana’s significant Medicare business,” McCallister said. “Throughout his career – which includes executive-level experience in accounting, finance, and informatics across many health-related industries – he has shown an ability to grow businesses profitably and maintain strong relationships with customers and partners.”

“I’m grateful for the opportunity to join Humana and serve on the company’s leadership team,” Broussard said. “Humana has an amazing track record over the past decade as a consumer-focused innovator, and I look forward to contributing meaningfully to the company’s future growth.”

McCallister, 59, will mark his 12th year as CEO in 2012 and his 38th as a Humana associate. He was elected Chairman of the Board in August 2010.

“Mike’s leadership has been extraordinary,” said Kurt Hilzinger, the lead independent director on Humana’s Board. “During his tenure as CEO, Humana’s revenues have quadrupled and net income has increased more than six-fold. The company’s most recent fiscal year was the strongest in its 50-year history as measured by revenues, net income, and health-plan membership. We are pleased that Mike’s energy, skill, and visionary thinking will be with the company as CEO during a thoughtful transition period.”

The company also announced that Chief Operating Officer James E. Murray is being promoted to Executive Vice President and Chief Operating Officer. In December he will join McCallister and Broussard in the Office of the Chairman, which McCallister is creating to guide the company in key strategic areas and ensure a smooth leadership transition.

news release

“Jim has been an absolutely stellar creator and steward of Humana’s growth over the past two decades,” McCallister said. “He and Bruce bring complementary skills and unmatched experience to the Office of the Chairman. We will work collaboratively on issues of long-term importance to our stakeholders, including our associates, customers, shareholders, and the communities we serve.”

Murray, 57, joined Humana in 1989 as Vice President of Finance. He served in increasingly responsible financial and operational positions before being appointed Chief Operating Officer in 2006.

“Humana has never been better positioned for continued growth,” Murray said. “I look forward to working closely with Mike and Bruce on strategies that will enable us to pursue our dream of helping people achieve lifelong well-being.”

About Humana

Humana Inc., headquartered in Louisville, Kentucky, is a leading health care company that offers a wide range of insurance products and health and wellness services that incorporate an integrated approach to lifelong well-being. By leveraging the strengths of its core businesses, Humana believes it can better explore opportunities for existing and emerging adjacencies in health care that can further enhance wellness opportunities for the millions of people across the nation with whom the company has relationships.

More information regarding Humana is available to investors via the Investor Relations page of the company’s web site at www.humana.com, including copies of:

•	Annual reports to stockholders

•	Securities and Exchange Commission filings

•	Most recent investor conference presentations

•	Quarterly earnings news releases

•	Replays of most recent earnings release conference calls

•	Calendar of events (including upcoming earnings conference call dates and times, as well as planned interaction with research analysts and institutional investors)

•	Corporate Governance information

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